Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

J. McGuinn jmcguinn@excelligencemail.com

831-333-5500

ROBERT MACDONALD IS APPOINTED AS CHAIRMAN OF THE BOARD

FOR

EXCELLIGENCE LEARNING CORPORATION

Monterey, Calif. — May 23, 2003 — The Board of Directors for Excelligence Learning Corporation, yesterday elected Robert MacDonald to serve as Chairman of the Board of Directors. He has served as a Director since April 2001. Mr. MacDonald is President of the Private Equity Group of William E. Simon & Sons, LLC. He is succeeding Al Noyes, President of the Noyes Group, who has served as Excelligence Learning’s Chairman since April 2001. Mr. Noyes will continue to serve as a member of the Board.

In addition, Chief Executive Officer Ronald Elliott and Dean DeBiase, Chairman and CEO of Start-Up Partners, were both re-elected to the Board of Directors yesterday at the Company’s 2003 annual meeting of stockholders. At a Board meeting held after the stockholder meeting, Board member Michael Kolowich, President and Executive Producer of DigiNovations, Inc. resigned from Excelligence Learning’s Board, citing reasons related to other business and personal time commitments.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

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